                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               ASA HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                  April 17, 1998

Dear Shareholder:

       You are cordially invited to attend the 1998 Annual Meeting of Shareholders of ASA Holdings, Inc. to be held at 11:00 a.m. on Thursday, May 21, 1998, in the Chambers Room of the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia.

       The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

       Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

       I look forward to welcoming you at the Annual Meeting.

                                        Sincerely,




                                        George F. Pickett
                                        Chairman and Chief Executive Officer

                               ASA HOLDINGS, INC.
                          100 HARTSFIELD CENTRE PARKWAY
                                    SUITE 800
                             ATLANTA, GEORGIA 30354

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1998

      The Annual Meeting of Shareholders of ASA Holdings, Inc. will be held in the Chambers Room of the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, on Thursday, May 21, 1998, at 11:00 a.m. local time, for the following purposes:

      (1) To consider and vote on a resolution fixing the number of directors of the Company at seven (7) and to elect seven (7) directors for the ensuing year;

      (2) To consider and vote upon a proposal to approve and adopt the ASA Holdings, Inc. 1998 Nonqualified Stock Option Plan for Non-Employee Directors; and

      (3) To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      The Board of Directors has fixed the close of business on April 3, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope.

                                        By Order of the Board of Directors




                                        John W. Beiser
                                        Secretary

Atlanta, Georgia
April 17, 1998

                                    IMPORTANT

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               ASA HOLDINGS, INC.

                     --------------------------------------

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1998

                     --------------------------------------


GENERAL

      This proxy statement and the accompanying proxy card are furnished to the shareholders of ASA Holdings, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 11:00 a.m. local time, on Thursday, May 21, 1998, in the Chambers Room of the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia, and at any postponements or adjournments thereof. All shareholders are encouraged to attend the meeting. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

      This proxy statement and accompanying proxy card are first being mailed to the Company's shareholders on or about April 17, 1998. A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Company prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. The Company's 1997 Annual Report to Shareholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. The Company will bear the cost of this solicitation, but will not pay Corporate Communications, Inc. a separate fee for any such solicitations.

      The principal executive offices of the Company are located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354 and the telephone number is (404) 766-1400.

RECORD DATE AND SHARE OWNERSHIP

      The close of business on April 3, 1998 has been fixed as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. The Company had 29,822,877 shares of its Common Stock, $.10 par value (the "Common Stock"), outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder thereof to one vote on all matters properly coming before the meeting.

QUORUM AND VOTING REQUIREMENTS

      At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this proxy statement. Shares of Common Stock for which proxies are properly executed and returned (and not revoked) prior to the Annual Meeting will be voted in accordance with the shareholder's directions on the proxy or, in the absence of directions, will be voted "FOR" the resolution fixing the number of directors at seven and the election of the seven director nominees recommended by the Board of Directors, "FOR" approval of the ASA Holdings, Inc. 1998 Nonqualified Stock Option Plan for Non-Employee Directors (the "Plan"), and in accordance with the discretion of the named proxies on any other matters which may be properly brought before the Annual Meeting. Any notice revoking a proxy should be sent in writing to the attention of the Secretary of the Company at the Company's principal executive offices.

      The presence of a majority of shares of Common Stock entitled to vote, whether present in person or by proxy, will constitute a quorum for purposes of shareholder action. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining if a quorum is present. Directors are elected by a plurality of votes cast by the holders of Common Stock. Votes may be cast in favor of or withheld from each nominee; abstentions and broker non-votes will be treated as not having been voted and will have no effect on the outcome of the election of directors.

      With respect to the proposal to fix the number of directors at seven, votes may be cast for the resolution or against the matter (by striking a line through one or more of the director nominees' names on the proxy card), or shareholders may abstain from voting on the matter. Approval of such matter requires the affirmative vote of a majority of the outstanding shares entitled to vote. With respect to the proposal to approve the Plan, the affirmative vote of a majority of shares represented at the Annual Meeting and entitled to vote is required for approval of such proposal. Abstentions and broker non-votes will have the effect of votes against the proposal to fix the number of directors at seven and against approval of the Plan.

BACKGROUND -- THE REORGANIZATION

      The Company is a holding company, the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast Airlines, Inc., a Georgia corporation ("ASA"), and ASA Investments, Inc., a Delaware corporation ("ASA Investments"). The Company became the parent holding company for ASA and ASA Investments pursuant to a corporate reorganization that was effective after the close of business on December 31, 1996 (the "Reorganization"). Prior to the Reorganization, the Company had been a subsidiary of ASA, which was a publicly-traded company. Pursuant to the Reorganization, ASA was merged with a wholly owned subsidiary of the Company and each issued and outstanding share of ASA's common stock (other than treasury shares, which were canceled) was converted into one share of the Company's Common Stock.

                    ITEM 1 -- DIRECTORS: NUMBER AND ELECTION

NUMBER OF DIRECTORS

      The Board of Directors of the Company has proposed increasing the size of the Board from six to seven members and has nominated the following seven individuals for election to the Board of Directors: John W. Beiser, George Berry, Jean A. Mori, Parker H. Petit, George F. Pickett, Alan M. Voorhees and Ralph W. Voorhees.

      At the Annual Meeting, shareholders will elect the entire Board of Directors for a term of one year and until their successors are elected and qualified or until their earlier resignation or removal. The Bylaws of the Company provide that there shall be not less than three nor more than nine directors and that the exact number may be fixed from time to time by resolution of the Company's shareholders. The Board of Directors expects that each of the nominees will be available to stand for election and to serve as director. However, in the event a vacancy among the original nominees occurs prior to the meeting, the proxies will be voted for a substitute nominee or nominees named by the Board and for the remaining nominees.

DESIGNATION OF DIRECTORS

      Under the terms of a Stock Agreement dated as of March 17, 1997 (the "Stock Agreement") among the Company, ASA, Delta Air Lines, Inc. ("Delta") and Delta Air Lines Holdings, Inc., Delta's wholly-owned subsidiary, Delta has the right to designate up to two members of the Company's Board of Directors so long as Delta continues to beneficially own (directly or indirectly) at least 10% of the Company's outstanding Common Stock. Julius P. Gwin, a Delta designated member of ASA's Board of Directors, retired effective as of September 1, 1996 and Edward H. West was designated by Delta to fill the resulting vacancy. Mr. West resigned effective as of March 27, 1997, when Delta decided to remove its designated members from the Company's Board of Directors. Delta has not designated any person for election as director at the Annual Meeting. As of March 30, 1998, Delta (indirectly through its wholly owned subsidiary Delta Air Lines Holdings, Inc.) beneficially owned approximately 26.8% of the outstanding Common Stock of the Company. See "Security Ownership of Certain Beneficial Holders" and "Certain Relationships and Related Transactions."

NOMINEES

      The following is a brief description of the business experience of each nominee for election as a director for at least the past five years.

      JOHN W. BEISER. Mr. Beiser (age 57), is the Company's and ASA's President and a member of the Board of Directors of both companies. He has served as President of ASA since February 1994 and of the Company since its inception in September 1996. He has served as Secretary of both companies since their respective inception. In addition, Mr. Beiser was ASA's Vice President from its inception until 1985 when he was designated as ASA's Senior Vice President-Sales and Services. Mr. Beiser has served as the President of ASA Investments since its inception. Mr. Beiser has been a member of the Board of Directors of ASA since 1982 and of the Company since its inception.

      GEORGE BERRY. Mr. Berry (age 60) has served for the past seven years as Senior Vice President of Cousins Properties Incorporated, a publicly-held real estate investment trust. Mr. Berry also serves as a director of Community Trust Financial Services Corporation. From 1983 to 1990, he served as Commissioner of Industry, Trade and Tourism for the State of Georgia. From 1962 to 1983, Mr. Berry served in the administrations of four mayors of the City of Atlanta, and was appointed as Chief Administrative Officer under two mayoral administrations. His responsibilities with the Atlanta administration included an appointment as Commissioner of Aviation, in which capacity he supervised a major expansion of Hartsfield Atlanta International Airport.

      JEAN A. MORI. Mr. Mori (age 61) has been a member of the Company's Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1994 until December 31, 1996. Mr. Mori is Chairman of the Board and President of Mori Luggage & Gifts, Inc., a retail chain of 27 stores throughout the Southeast specializing in luggage, business cases, leather goods and gifts. He has held this position since the founding of Mori Luggage & Gifts, Inc. in 1971. Mr. Mori served as the President of the National Luggage Dealers Association from 1986 to 1988 and has served on its board of directors since 1980.

      PARKER H. PETIT. Mr. Petit (age 58) has been a member of the Company's Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1982 until December 31, 1996. Mr. Petit has served as Chairman of the Board of Directors of Matria Healthcare, Inc. ("Matria"), an obstetrical homecare services company, since March 1996. He was the founder of Healthdyne, Inc. and acted as its Chairman of the Board and Chief Executive Officer from 1970 until Healthdyne and Tokos Medical Corporation (Delaware) merged with and into Matria in March 1996. Mr. Petit also serves as a director of Healthdyne Information Enterprises, Inc., Intelligent Systems, Inc., Respironics, Inc. and Logility, Inc.

      GEORGE F. PICKETT. Mr. Pickett (age 57) is the Company's and ASA's Chairman of the Board and Chief Executive Officer and a member of the Board of Directors of both companies. He has served as Chairman of the Board and Chief Executive Officer of ASA since February 1994 and of the Company since its inception in September 1996. Since ASA's inception in 1979 and until February 1994, he served as ASA's President and Chief Executive Officer. Mr. Pickett has been a member of the Board of Directors of the Company, ASA and ASA Investments since their respective inceptions.

      ALAN M. VOORHEES. Mr. Voorhees (age 75) has been a member of the Company's Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1979 until December 31, 1996. Mr. Voorhees was Chairman of the Board of ASA from 1979 until February 1994. Mr. Voorhees is Chairman of the Board of Summit Enterprises, Inc. of Virginia, an investment management firm organized by Mr. Voorhees in 1979. Mr. Voorhees has served as a director of Micros Systems, Inc., an electronic cash register manufacturer for the hospitality industry, since 1982.

      RALPH W. VOORHEES. Mr. Voorhees (age 71) has been a member of the Company's Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1979 until December 31, 1996. Mr. Voorhees has been Senior Vice President-Investments with PaineWebber Incorporated, an investment banking firm, since 1973.

      Mr. Beiser is the brother-in-law of Ralph W. Voorhees, who is the brother of Alan M. Voorhees.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION SETTING THE NUMBER OF DIRECTORS CONSTITUTING THE BOARD OF DIRECTORS AT SEVEN AND "FOR" EACH OF THE SEVEN NOMINEES SET FORTH ABOVE AS DIRECTORS OF THE COMPANY.

                             ADDITIONAL INFORMATION

MEETINGS OF THE BOARD OF DIRECTORS

      During 1997, the Company's Board of Directors met five times. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by the committees of the Board on which he served, during the period in which he served as a member of the committee.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Company has two standing committees, an Audit Committee and a Compensation Committee. The Company does not have a separate nominating committee.

      The Company's Audit Committee currently consists of Alan M. Voorhees and Ralph W. Voorhees. During 1997, the Audit Committee met once. The Audit Committee is empowered to (i) recommend to the Board of Directors (annually or as required) the independent auditors for the Company; (ii) review and approve the scope and general procedures to be used by both the internal and independent auditors during the conduct of their examination; (iii) discuss audit findings and/or management letter recommendations with representatives of the independent auditors; (iv) review the Company's conflict of interest policy and insure that such policy is actively maintained; (v) review professional services provided by the independent auditors after service is performed, including audit and other fees; (vi) review the independence and objectivity of the internal audit function and the historical and proposed activities of the internal audit department, and approve the scope of such plans; (vii) review with the Company's chief financial and accounting officer and independent auditors their reports, if any, as to the scope and adequacy of the internal accounting controls and compliance with the record keeping provisions of the Foreign Corrupt Practices Act; (viii) review any actual or proposed changes in accounting principles which will have a material impact on the Company's financial statements; and (ix) direct and supervise (where appropriate) special investigations into any matters that raise questions about the accuracy of the Company's financial statements or the adequacy of the internal accounting controls.

      The Company's Compensation Committee currently consists of Jean A. Mori and Parker H. Petit. From January 1997 to April 1997, Alan M. Voorhees served on the Compensation Committee. During 1997, the Compensation Committee met three times. The Compensation Committee is empowered to (i) approve compensation levels and increases for each executive officer who also serves as a member of the Board of Directors and for any officer or employee having an annual base salary greater than $90,000, (ii) approve all incentive payments in excess of $5,000 per year and (iii) undertake the administration, at the direction of the Board, of employee benefit plans.

COMPENSATION OF DIRECTORS

      During 1997, the Company's directors who were employees of the Company and its subsidiaries received no additional or special remuneration for serving as members of the Board of Directors. The compensation for each member of the Company's Board of Directors who was not also an officer or employee of the Company or its subsidiaries was set at $2,500 per quarter plus $1,000 for each meeting of the Board of Directors and $500 for each meeting of a committee of the Board of Directors that he attended. All members of the Company's Board of Directors were reimbursed for their expenses associated with attendance at formal Board meetings during 1997.

      If the shareholders of the Company approve the 1998 Nonqualified Stock Option Plan for Non-Employee Directors at the Annual Meeting, non-employee directors will be entitled to receive options to purchase Company Common Stock. See "Item 2--Proposal to Approve the ASA Holdings, Inc. 1998 Nonqualified Stock Option Plan for Non-Employee Directors."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

      The following table sets forth certain information as to the Common Stock of the Company beneficially owned as of March 30, 1998 by each person, other than persons whose ownership is reflected under the caption "Security Ownership of Management," who is known by the Company to own, directly or indirectly, more than 5% of the outstanding shares of the Company's Common Stock, and reflects information presented in each such person's Schedule 13D or Schedule 13G (and amendments, if any, thereto) as filed with the Securities and Exchange Commission and provided to the Company.

                                                AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP     CLASS (1)
------------------------------------            --------------------     ---------
Delta Air Lines  Holdings, Inc. (2) ........          7,995,000            26.8%
    1101 North Market Street
    Suite 1300
    Wilmington, DE 19801

FMR Corporation ............................          2,351,600             7.9%
    82 Devonshire Street
    Boston, MA 02109


------------------

(1) Percent of Class is based on 29,822,877 shares of the Company's Common Stock outstanding as of March 30, 1998 (excluding treasury shares).

(2)   Delta Air Lines Holdings, Inc. is a wholly-owned subsidiary of Delta.

(3) Based upon the Schedule 13G filed on February 14, 1998 with the Securities and Exchange Commission by FMR Corp. ("FMR"), Edward C. Johnson, III and Abigail P. Johnson. Of the shares reported, (a) 2,060,200 shares are owned beneficially by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, (b) 1,835,000 shares are owned beneficially by Fidelity Low-Priced Stock Fund (the "Fund"), a registered investment company, (c) 291,300 shares are owned beneficially by Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, and
      (d) 100 shares are owned by Fidelity International Limited ("FIL"), an affiliate of FMR. According to the Schedule 13G, (i) each of FMR, Fidelity, Mr. Johnson and the Fund has the sole power to dispose of all 2,060,200 of the shares owned by the Fund, and (ii) the sole power to vote the shares owned directly by the Fund resides with the Fund's Board of Trustees. Each of Mr. Johnson and FMR, through its control of FMTC, has sole dispositive power over 291,300 shares and sole power to vote or direct the voting of 74,100 shares owned by the above beneficial owners. FIL has sole voting and dispositive power with respect to all shares it owns beneficially.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information as to the Common Stock beneficially owned as of March 30, 1998 by each of the Company's directors, nominees for director, each executive officer, and all directors and executive officers as a group.

                                                AMOUNT AND NATURE OF    PERCENT OF
NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     CLASS (1)
------------------------                        --------------------     ---------
George F. Pickett...........................        841,737 (2)(3)         2.8%

John W. Beiser..............................        506,347 (3)(4)         1.7%

Ronald V. Sapp..............................         75,289 (3)              *

R. Mark Bole................................          1,500                  *

Jean A. Mori................................          1,124 (5)              *

Parker H. Petit.............................          5,000                  *

Alan M. Voorhees............................        288,477 (6)              *

Ralph W. Voorhees...........................         47,594 (7)              *

George Berry................................              0                  *

Edward J. Paquette..........................         26,800 (3)              *

All directors, nominees and executive
officers as a group (ten persons)...........      1,793,868 (8)            5.9%



------------------

*     Represents holdings of less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. Percent of Class is based on 29,822,877 shares of the Company's Common Stock outstanding as of March 30, 1998 (excluding treasury shares).

(2) Includes 118,650 shares held by the wife of George F. Pickett, as to which shares Mr. Pickett disclaims any beneficial ownership interest.

(3) Includes shares of the Company's Common Stock that the individual has the right to acquire, on or before May 29, 1998 (60 days from March 30, 1998), through the exercise of options granted under the Nonqualified Stock Option Plan (see "Stock Option/SAR Grants and Related Information") as follows: George F. Pickett - 341,800 shares; John W. Beiser - 206,500 shares; Ronald V. Sapp - 65,400 shares; and Edward J. Paquette - 26,800 shares.

(4) Includes 140,000 shares held by the wife of John W. Beiser, as to which shares Mr. Beiser disclaims any beneficial ownership interest.

(5) Includes 230 shares held by the wife of Jean A. Mori, as to which shares Mr. Mori disclaims any beneficial ownership interest.

(6) Includes 263,477 shares held by irrevocable trusts created for the benefit of the adult children of Alan M. Voorhees and 25,000 shares held by his wife, as to which shares Mr. Voorhees disclaims any beneficial ownership interest.

(7) Includes 25,165 shares held by the wife of Ralph W. Voorhees, as to which shares Mr. Voorhees disclaims any beneficial ownership interest.

(8) Includes an aggregate of 640,500 shares which the directors and executive officers as a group have the right to acquire as of May 29,1998 through the exercise of options.



                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's compensation policies applicable to its executive officers are established and administered by the Compensation Committee (the "Committee") of the Company's Board of Directors, the current members of which are non-employee directors of the Company. The compensation policies adopted by the Committee are designed to enhance the overall strength and financial performance of the Company, both by aligning the financial interests of the Company's executive officers with those of its shareholders and by retaining and rewarding talented executives who are critical to the long-term success of the Company's business. A significant portion of the executive compensation is directly related to the financial results of the Company, although individual contributions and accomplishments are also considered in the determination of compensation.

      The Company's executive compensation program as administered by the Committee consists primarily of (i) annual cash compensation, the components of which are base salary and an annual variable cash incentive ("bonus"), and (ii) long-term equity-based incentive compensation, formerly consisting of stock appreciation rights ("SARs") and now consisting of stock options. In addition, a retirement program consisting of an investment savings plan, a deferred executive compensation plan and a supplemental executive retirement plan is provided.

      Each of these compensation elements for the Company's executive officers is discussed below, with the compensation of the Company's Chairman of the Board and Chief Executive Officer, George F. Pickett, and the Company's President, John W. Beiser (Messrs. Pickett and Beiser, collectively, the "Senior Executive Officers"), set forth separately under the caption "Senior Executive Officer Compensation."

      For clarification purposes, references in the Compensation Committee Report to executive compensation policies and practices of the Compensation Committee and management shall mean ASA's Compensation Committee and management prior to the Reorganization and the Company's Compensation Committee and management thereafter.

      Base Salaries. The base salaries of Company executives and proposed changes in salaries are reviewed and approved annually by the Committee. In determining base salaries, the Committee considers, among other factors, the Company's financial performance in the prior year, the individual's contributions toward the achievement of corporate goals and objectives, the individual's job level and experience and current salary compared to market rates. The Committee bases its decisions on management recommendations for officers and key employees other than the Senior Executive Officers.

      Annual Incentive Compensation. A second major component of executive compensation is annual incentive compensation which is paid in the form of cash bonuses. Bonus payments to officers and employees of the Company other than the Senior Executive Officers are based upon management's recommendations to the Committee. Maximum bonus award levels are based on factors similar to those used in determining base salary.

      Long-Term Incentive Compensation. Equity-based incentives are designed to link a portion of executive compensation to increases in shareholder value. Prior to May 1997, the Company's long-term incentive compensation consisted of SARs granted pursuant to the Company's Stock Appreciation Rights Plan (the "SAR Plan"). The methodology and assumptions used by the Committee in calculating SAR awards to officers and key employees in 1997 and in previous years were intended to produce, upon the exercise of the SAR award one year from the date of its grant, an amount equivalent to approximately 50% of the base pay for the Senior Executive Officers and 35% of the base pay for other grantees. In May 1997, upon recommendation by the Committee and adoption by the Board, the Company's shareholders approved the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "Stock Option Plan") to replace the SAR Plan. See "Stock Option/SAR Grants and Related Information" herein regarding the exchange of all outstanding SARs for replacement options.

      Other Deferred Compensation Arrangements. The Company has the following deferred compensation plans which are available to some or all of the Company's named executive officers: an Investment Savings Plan (the "Savings Plan"), an Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), and a Supplemental Executive Retirement Plan (the "SERP"). Both executive and non-executive employees are eligible to participate in the Savings Plan, a 401(k) plan, subject to certain legal limitations on contributions or benefits to highly compensated employees. Under the Deferred Compensation Plan, which provides for tax deferred contributions by participating employers (the Company and ASA) that exceed the contribution levels permitted under the Savings Plan, the participating employers allocate to each participant's account a specified percentage of his base salary for the year (15% for the Senior Executive Officers and 10% for the other key executive employee participants). The amount of the benefit for a participant other than the Senior Executive Officers is equal to the participant's vested interest in the accrued benefit percentage of the contributions and earnings allocated to his account. The Senior Executive Officers have a 100% accrued benefit percentage under the Deferred Compensation Plan. The SERP is a nonqualified plan which provides individually tailored supplemental retirement income for key executive employees selected by the Company. Currently the Senior Executive Officers are the only SERP participants. As of the date of this proxy statement, the benefits payable to each of the Senior Executive Officers would be $168,540 annually reduced by the applicable amounts of their benefits under the Savings Plan, the Deferred Compensation Plan and Social Security.

      Senior Executive Officer Compensation. The salary levels and cash incentive bonuses for the Company's Senior Executive Officers are determined annually by the Committee. Historically, salary increases for the Senior Executive Officers have been commensurate with the percentage increase given to the other officers and key employees. The 1997 base salaries of the Senior Executive Officers represented a 4.5% increase over their 1996 base salaries. For 1998, the Committee has approved a 4.0% increase over the 1997 base salaries.

      The Committee's bonus arrangements for the Senior Executive Officers for 1997 reflected a continuation of its policy of providing for an annual bonus to each Senior Executive Officer of up to 50% of his base salary for the year, with the exact amount of bonus earned to be determined at year end by the Committee. The Committee approved 1997 bonuses for each of Messrs. Pickett and Beiser in the amount of 40% of their respective base salaries. The Committee determines the bonus earned based on the Company's satisfaction of specified performance-based criteria, such as the Company's maintenance of certain levels of completion factor and schedule reliability, non-fuel related ASM cost and passenger/service satisfaction indicators, as well as the individual's contributions with respect to developing and implementing long-term business strategies and development of the Company's senior management structure. No specific weight is assigned to the various bonus factors for purposes of calculation of the bonus earned.

      Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation's chief executive officer and the four other most highly compensated executive officers, unless certain requirements are met. To the extent that compensation is "performance-based," as defined by the Code, it is excluded from the calculation of the amount of deductible compensation. The Company believes that the Stock Option Plan qualifies as such a performance-based compensation plan that is not subject to the Section 162(m) limitations, and that all compensation paid in 1997 will be deductible under Section 162(m). In the future, the Committee intends to try to structure compensation plans to ensure deductibility while still preserving the Company's ability to attract and retain qualified executives.

                                        COMPENSATION COMMITTEE



                                        Parker H. Petit
                                        Jean A. Mori

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the five-year cumulative total shareholder return on ASA's and the Company's Common Stock with the comparable cumulative total returns of the The Nasdaq Stock Market (U.S. and Foreign) Index and the Media General Airline Index comprised of the companies listed below. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1992, and that all dividends were reinvested. The stock price performance shown on the graph is not necessarily indicative of future price performance.

      The current composition of the Media General Airline index is as follows:
Air Canada (Class A); Air Methods CP; Airlease LTD; Airnet Systems, Inc.; Airtran Holdings, Inc.; Alaska Air Group Inc.; America West Holdings CP; AMR Corporation; Amtran Inc.; ASA Holdings, Inc.; Atlantic Coast Airlines; Baltic International USA Inc.; British Airways PLC ADR; CCAir Inc.; CHC Helicopter CP (Class A); China Eastern Airlines; China Southern Airlines Co.; Comair Holdings Inc.; Continental Airlines (Class A & B); Delta Air Lines Inc.; Frontier Airlines Inc.; Great Lakes Aviation LTD; Hawaiian Airlines Inc.; Japan Airlines LTD; KLM Royal Dutch Airlines; Linea Aerea Nacional CH; Mesa Air Group Inc.
(NEV); Mesaba Holdings Inc.; Midwest Airlines; Midwest Express Holdings; Northwest Airlines (Class A); Offshore Logistics Inc.; Pan Am Corp; Petroleum Helicopter NV; Petroleum Helicopter VTG; PS Group Holdings Inc.; Reno Air Inc.; Ryanair Holdings; and Skywest Inc.

                     COMPARISON OF TOTAL CUMULATIVE RETURN*
                          AMONG ASA/ASA HOLDINGS, INC.,
                           MEDIA GENERAL AIRLINE INDEX
                          AND NASDAQ STOCK MARKET INDEX


                               [GRAPHIC OMITTED]


* Assumes $100 investment in the common stock of ASA/ASA Holdings, Inc., Media General Airline and Nasdaq Stock Market indices on 12/31/92 with dividend reinvestment.

                   INDEXED RETURNS OF INITIAL $100 INVESTMENT
                   ------------------------------------------

                                 12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                 --------   --------   --------   --------   --------   --------
ASA/ASA HOLDINGS COMMON STOCK    $100.00    $158.01     $72.47    $102.00    $105.41    $139.11
Media General Airline Index      $100.00    $122.93    $117.84    $151.79    $156.95    $193.57
Nasdaq Stock Market Index        $100.00    $119.95    $125.94    $163.35    $202.99    $248.30



                      COMPARATIVE ANNUAL RETURN PERCENTAGE
                      ------------------------------------

                                 12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                 --------   --------   --------   --------   --------   --------
ASA/ASA HOLDINGS COMMON STOCK      N/A       58.01%    (54.14%)    40.75%      3.34%     31.97%
Media General Airline Index        N/A       22.93%     (4.14%)    28.81%      3.40%     23.33%
Nasdaq Stock Market Index          N/A       19.95%      4.99%     29.70%     24.27%     22.32%



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee at the end of 1997 were Messrs. Mori and Petit. Mr. Mori replaced Mr. Alan M. Voorhees as a member of the Compensation Committee in April 1997. No member of the Compensation Committee was also an officer or employee of the Company during fiscal 1997.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the three other executive officers of the Company serving as of December 31, 1997 whose total salary and bonus for 1997 exceeded $100,000 (these four individuals are referred to collectively as the "named executive officers"). The table reflects all compensation received by each such executive officer for services rendered in all capacities to the Company and its subsidiaries that was paid or accrued during the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                    ANNUAL COMPENSATION                       AWARDS
                                       ----------------------------------------------      -------------
                                                                                             SECURITIES
                                 FISCAL                               OTHER ANNUAL           UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY ($)   BONUS ($)   COMPENSATION(#) (1)   OPTIONS/SARS(#) (2)    COMPENSATION ($)
---------------------------       ----    ----------   ---------   -------------------   --------------------   ----------------
George F. Pickett..............   1997     $283,200    $113,000        $  1,473                 132,900          $42,480  (3)
     Chairman of the Board and    1996      271,020     108,000          13,278                      --           40,653  (3)
     Chief Executive Officer      1995      262,500      91,875              --                 130,300           42,375  (3)

John W. Beiser.................   1997      276,480     111,000           1,650                 129,700           41,472  (4)
     President and Secretary      1996      264,600     106,000           2,617                      --           39,690  (4)
                                  1995      256,320      89,710          12,326                 127,200           41,448  (4)

Ronald V. Sapp.................   1997      127,800      51,000              --                  42,000           17,230  (5)
     Senior Vice                  1996      116,160      50,000              --                      --           15,116  (5)
     President--Finance and       1995      111,720      35,000              --                  38,800           14,172  (5)
     Chief Financial Officer

Edward J. Paquette (6).........   1997      155,000      62,000              --                  53,600           10,810  (7)
     Senior Vice
     President--Operations of
     ASA

------------------

(1) At the end of fiscal 1995, ASA's Compensation Committee authorized ASA to pay to each of Messrs. Pickett and Beiser annually reimbursements to cover Medicare tax liability with respect to the vested portion of his respective interest in the SERP. Mr. Beiser received such reimbursements in 1995, 1996 and 1997. Mr. Pickett received such reimbursements in 1996 and 1997. Such reimbursements were disclosed as additional salary in the Summary Compensation Table in prior years.

(2) Reflects shares underlying SARs granted in the respective year, all of which were canceled on May 21, 1997 and replaced on a one-for-one basis by stock options with the same basic terms as the outstanding SARs. See "Stock Option/SAR Grants and Related Information."

(3) Includes contributions by the Company of $42,480 to the Deferred Compensation Plan in 1997; contributions by ASA of $40,653 to the Deferred Compensation Plan in 1996; and contributions by ASA of $39,375 to the Deferred Compensation Plan and $3,000 to the Savings Plan in 1995.

(4) Includes contributions by the Company of $41,472 to the Deferred Compensation Plan in 1997; contributions by ASA of $39,690 to the Deferred Compensation Plan in 1996; and contributions by ASA of $38,448 to the Deferred Compensation Plan and $3,000 to the Savings Plan in 1995.

(5) Includes contributions by the Company of $12,780 to the Deferred Compensation Plan and $4,450 by ASA to the Savings Plan in 1997; contributions by ASA of $11,616 to the Deferred Compensation Plan and $3,500 to the Savings Plan in 1996; and contributions by ASA of $11,172 to the Deferred Compensation Plan and $3,000 to the Savings Plan in 1995.

(6) Mr. Paquette was named as Senior Vice President--Operations of ASA on April 21, 1997. The Company's Board of Directors designated Mr. Paquette as an "executive officer" of the Company on May 21, 1997 because he performs policy-making functions for the Company.

(7)   Represents contributions by ASA to the Deferred Compensation Plan in 1997.

STOCK OPTION/SAR GRANTS AND RELATED INFORMATION

      At the Company's annual meeting held on May 21, 1997, the shareholders approved and adopted the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "Stock Option Plan") to replace the Company's existing Stock Appreciation Rights Plan (the "SAR Plan"). Under the Stock Option Plan, holders of SARs could exchange their SARs for options, with each SAR being exchangeable on a one-for-one basis for an option to purchase one share of the Company's Common Stock. The exercise price of an option granted pursuant to such an exchange would be the same as the grant price of the SAR, and the expiration date of such an option would be the same date as the date five years after the SAR was originally granted to the holder (i.e., the date on which the SAR would otherwise be automatically exercised). Holders of all outstanding SARs exchanged their SARs for options under the Stock Option Plan, and the SARs were canceled.

      The Company granted SARs under the SAR Plan with respect to an aggregate of 467,700 shares of Common Stock ("1997 SARs") in 1997, which grants were made prior to the 1997 annual shareholders meeting. As indicated above, all of these SARs, as well as all SARs granted prior to 1997 ("Previously Granted SARs"), were exchanged by the holders thereof for replacement options on May 21, 1997. The following table sets forth information concerning all options granted in 1997 to the named executive officers in replacement of their 1997 SARs. Information with respect to options granted to the named executive officers in respect of their Previously Granted SARs is included in footnote 1 to the table. No other options were granted to the named executive officers in 1997.

                                             OPTION/SAR GRANTS IN 1997
                                                INDIVIDUAL GRANTS
                          ---------------------------------------------------------------
                                                                                            POTENTIAL REALIZABLE
                             NUMBER OF          % OF                                       VALUE AT ASSUMED ANNUAL
                            SECURITIES          TOTAL                                       RATES OF STOCK PRICE
                            UNDERLYING      OPTIONS/SARS      EXERCISE                     APPRECIATION FOR OPTION
                           OPTIONS/SARS      GRANTED TO       OR BASE                               TERM
                              GRANTED         EMPLOYEES        PRICE        EXPIRATION     -----------------------
NAME                          (#) (1)        IN 1997 (2)     ($/SH) (3)      DATE (4)         5%           10%
----                       ------------      -----------     ----------     ----------     --------    -----------
George F. Pickett.....         132,900          28.4%           $22.375       1/29/02      $821,987    $1,816,079

John W. Beiser........         129,700          27.7%           $22.375       1/29/02      $802,195    $1,772,350

Ronald V. Sapp........          42,000           9.0%           $22.375       1/29/02      $259,770    $  573,930

Edward J. Paquette....          53,600          11.5%           $ 21.25       4/21/02      $314,632    $  695,192



(1) Represents shares underlying options granted under the Stock Option Plan in exchange for the cancellation of an equal number of the holder's 1997 SARs. In addition to replacement options for their 1997 SARs, the named executive officers received replacement options under the Stock Option Plan in respect of their Previously Granted SARs in the following amounts:
      Mr. Pickett - 275,500 options; Mr. Beiser - 217,400 options; Mr. Sapp - 82,500 options; and Mr. Paquette - 0 options. Options granted in replacement of Previously Granted SARs are not presented in the table. The options granted to Messrs. Pickett, Beiser and Sapp are immediately exercisable. The options granted to Mr. Paquette become exercisable in two equal annual installments beginning on the first anniversary of the date of grant. The exercisability of options may be accelerated upon the optionee's retirement with consent of the Company, death or material disability. The exercise price may be paid with the delivery of already-owned shares or through a broker-assisted exercise.

(2) Represents the percentage of options granted in replacement of 1997 SARs. Does not reflect options issued in replacement of Previously Granted SARs.

(3) The exercise price of the replacement options is the same as the grant price of the 1997 SARs.

(4) The expiration date of the replacement options is the same date on which the 1997 SARs would have been automatically exercised.

      The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                               OPTIONS/SARS AT               MONEY OPTIONS/SARS
                                                             FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($) (1)
                         SHARES ACQUIRED      VALUE           -------------------         --------------------------
NAME                     ON EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                     ---------------   ------------   -----------    -------------    -----------    -------------
George F. Pickett.....        66,600         581,156        341,800             --         2,279,725             --

John W. Beiser .......        13,400         126,475        333,700             --         2,225,256             --

Ronald V. Sapp........        20,300         178,487        104,200             --           693,550             --

Edward  J. Paquette...            --              --             --         53,600                --        385,250

------------------

(1) The fair market value of the Common Stock at the close of business on December 31, 1997, was $28.4375 per share based on the closing price per share as quoted on the Nasdaq National Market.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      The Company maintains a Supplemental Executive Retirement Plan ("SERP") to provide certain of its key executives with supplemental retirement income. Currently, Messrs. Pickett and Beiser are the only SERP participants. Under the SERP, after reaching age 55 and after retiring or terminating employment with the Company and its subsidiaries, participants will be entitled to annual benefits, paid on a monthly basis, of $150,000 offset by (i) 50% of the participant's annual Social Security benefits projected as of the last day of the calendar month of the participant's actual date of retirement or termination of employment; (ii) the actuarial equivalent, expressed as an annual benefit for the life of the participant, of 100% of the vested amount in the participant's Employer Matching Account under the Savings Plan as of the last day of the calendar month containing the participant's actual date of retirement or termination; and (iii) the actuarial equivalent, expressed as an annual benefit for the life of the participant, of 100% of the participant's vested benefits under the Deferred Compensation Plan as of the last day of the calendar month containing the participant's actual date of retirement or termination of employment. For each year that the participant continues to be employed by the Company and its subsidiaries after reaching age 55 and until the attainment of age 65, the base amount of his benefits under the SERP is increased by an additional 6%. As of the date of this proxy statement, the benefits payable to each of Messrs. Pickett and Beiser would be $168,540 annually, reduced by the applicable amounts of their benefits under the Savings Plan, the Deferred Compensation Plan and Social Security.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

      Except as described below, during 1997 none of the named executive officers had an employment contract with the Company, ASA or ASA Investments. In 1990, ASA entered into Founding Officer Agreements with each of Messrs. Pickett and Beiser, pursuant to which severance compensation will be paid to each such officer if his employment terminates within two (2) years after a "change in control." In connection with the Reorganization, the Company assumed ASA's obligations under the Founding Officer Agreements and the agreements were amended to apply to a change in control with respect to the Company. A "change in control" means ownership of more than 50% of the Company's voting stock by any single entity or group. The severance compensation will generally equal two times the officer's accrued compensation for the preceding 12 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since 1984, ASA has operated from the Atlanta and Dallas/Fort Worth hubs as a "Delta Connection" carrier pursuant to a marketing agreement with Delta. ASA leases reservation equipment and certain terminal facilities from Delta and Delta provides certain services to ASA, including reservation and ground handling services at certain stations. Expenses paid under the joint marketing agreement during the 1997 fiscal year were approximately $11,686,000. In addition, at December 31, 1997, Delta owed ASA approximately $205,000 for various services performed by ASA for Delta and ASA owed Delta approximately $1,725,000 for various services performed by Delta for ASA, as described above. During 1997, approximately 84% of ASA's passengers connected with or from Delta flights at ASA's Atlanta, Georgia and Dallas/Fort Worth, Texas hubs. Edward H. West, the Controller of Delta, served as a Delta designee on the Company's Board of Directors and as a member of the Audit Committee until March 27, 1997. See "Designation of Directors." As of March 30, 1998, Delta (through its wholly owned subsidiary Delta Air Lines Holdings, Inc.) beneficially owned approximately 26.8% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Holders."

              ITEM 2 -- PROPOSAL TO APPROVE THE ASA HOLDINGS, INC.
                       1998 NONQUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

      On February 11, 1998, the Board of Directors of the Company adopted and approved, subject to shareholder approval, the 1998 Nonqualified Stock Option Plan for Non-Employee Directors (the "Plan"). The Plan provides for the grant to certain directors of options to purchase shares of Common Stock, which options shall be nonqualified stock options ("NQSOs"). An aggregate of 250,000 shares of Common Stock may be issued upon exercise of options granted to eligible directors under the Plan, which number is subject to adjustment as provided in the Plan.

      At the Annual Meeting, shareholders of the Company are being requested to consider and approve the adoption of the Plan. The essential features of the Plan are outlined below. The following summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is attached hereto as Appendix A.

PURPOSE OF THE PLAN

      The purpose of the Plan is to provide the Company with the means to continue to attract and retain the services of experienced and knowledgeable individuals to serve as independent members of the Board of Directors, to provide additional performance incentives to such individuals while serving as directors and to encourage their continued service on the Board.

MAJOR PROVISIONS OF THE PLAN

      The major provisions of the Plan are as follows:

      Eligibility. Options may be granted only to directors of the Company who are not employees of the Company or its affiliates and who have not been employed by the Company and its affiliates for the preceding 12 month period ("Outside Directors"). As of March 30, 1998, four of the Company's directors qualified as Outside Directors.

      Administration. The Plan is administered by the Board of Directors of the Company. Pursuant to the Plan, members of the Board of Directors will be indemnified by the Company against expenses incurred in connection with defending or settling any claims or actions against them as a result of their activities in administering the Plan.

      Option Grants. The Board of Directors may grant options on a discretionary basis to any person who is an Outside Director. In addition, each member of the Board of Directors who qualifies as an Outside Director on December 31 of any year will receive an option to purchase 2,500 shares of the Company's Common Stock. The maximum number of shares of Common Stock subject to options under the Plan for each participant in any one year is 5,000 shares.

      Term and Conditions of Options. Each option granted pursuant to the Plan will be evidenced by an option agreement executed by the Company and the optionee. The exercise price per share of options granted under the Plan shall be the fair market value of the Common Stock (which is defined in the Plan as the closing price of the Company's Common Stock on the Nasdaq National Market) on the date of the option grant. Each option is immediately exercisable and will expire on the tenth anniversary of the date of the option grant. The closing price of the Common Stock on the Nasdaq National Market on March 30, 1998 was $35.875.

      Exercise and Payment. Options granted under the Plan may be exercised by filing a written notice with the Company accompanied by (i) payment of cash, optionee's check acceptable to the Company or other immediately available funds,
(ii) Company Common Stock already owned by the optionee for a period of not less than six months with an aggregate fair market value equal to the exercise price,
(iii) a broker-assisted exercise in accordance with procedures established by the Board, or (iv) a combination of the foregoing methods of payment. The Company may not loan funds to any participant in the Plan for the purchase of shares pursuant to an exercise of options under the Plan.

      Termination of Director Status. If an optionee ceases to be a director (other than as a result of disability, death, agreed retirement or removal for cause), he or she may exercise his or her then outstanding options for a period of four months following termination, subject to the condition that no option is exercisable after the expiration date of the option. If an optionee is unable to continue his or her service as a director as a result of retirement with the consent of the Company or a material disability, or if the optionee dies while a director or within three months after ceasing to be a director after agreed retirement or material disability, he or she (or his or her personal representative) may exercise any outstanding options for a period of twelve months following such termination or death, subject to the condition that no option is exercisable after the expiration date of the option. If an optionee is removed from the Board for cause, any outstanding options must be exercised prior to the date such person is formally removed.

      Transferability of Options. No option shall be transferable by an optionee other than by operation of law, by will or by the laws of descent or distribution.

      Amendment or Termination of the Plan. The Board of Directors may amend, suspend or terminate the Plan, subject to any shareholder approvals necessary for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other approvals required by law; however no amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under any option previously granted under the Plan without the optionee's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      A director will generally recognize no taxable income as the result of the grant of a NQSO. Upon exercise of a NQSO, an optionee will normally recognize ordinary compensation income for federal tax purposes equal to the excess, if any, of the then fair market value of the shares over the exercise price. The optionee will be required to satisfy any tax withholding requirements applicable to such income.

      The Company will generally be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the exercising optionee. Upon the sale of shares acquired pursuant to the exercise of a NQSO, any difference between the sale price and the fair market value of the shares on the date of exercise will be treated as capital gain or loss (long-term or short-term, depending on the length of time the shares have been held).

NEW PLAN BENEFITS

      If the Plan is adopted by the Company's shareholders, each of the qualified Outside Directors (currently Messrs. Mori, Petit, A. Voorhees and R. Voorhees) will receive a grant of options to purchase 2,500 shares of Common Stock as of the date of shareholder approval of the Plan. In addition, the Board of Directors may, in its discretion, grant additional options to qualified Outside Directors, subject to the number limitations set forth in the Plan. Mr. Berry will not be eligible for option grants under the Plan in 1998. Messrs. Pickett and Beiser are not Outside Directors and accordingly are not eligible to participate in the Plan. Except for the non-discretionary grants discussed above, future grants under the Plan are not determinable at this time.

      If a quorum is present, approval of the Plan requires the affirmative vote of a majority of shares represented at the meeting and entitled to vote. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE ASA HOLDINGS, INC. 1998 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                                  OTHER MATTERS

      The Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the Securities and Exchange Commission regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements of the Exchange Act.

INDEPENDENT AUDITORS

      Ernst & Young LLP, which audited the Company's accounts for the last fiscal year, has been selected to continue as the Company's independent auditors for the current year.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

      Any shareholder proposal intended to be presented at the 1999 Annual Meeting and to be included in the Company's proxy statement and proxy card for the 1999 Annual Meeting must be received by the Secretary of the Company by December 18, 1998. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

ANNUAL REPORT ON FORM 10-K

      The Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1997 (including the consolidated financial statements and schedules thereto but excluding exhibits) will be provided without charge to each shareholder so requesting in writing. Each request must set forth a good faith representation that, as of April 3, 1998, the Record Date for the Annual Meeting, the person making the request beneficially owned shares of Common Stock of the Company. The written request should be directed to: ASA Holdings, Inc., 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354, Attention: Ronald V. Sapp.

                             YOUR VOTE IS IMPORTANT

      You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

                                   APPENDIX A


                               ASA HOLDINGS, INC.

                       1998 NONQUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

         1. Purpose. The purpose of the ASA Holdings, Inc. 1998 Nonqualified Stock Option Plan for Non-Employee Directors (the "PLAN") is to (i) attract and retain the services of experienced and knowledgeable independent directors of ASA Holdings, Inc., a Georgia corporation, for the benefit of ASA Holdings and its shareholders; and (ii) provide an additional incentive for such directors to continue to work for the best interests of ASA Holdings and its shareholders through continuing ownership of its common stock. The stock options granted pursuant to this Plan are non-qualified stock options and shall not be incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Definitions: As used in the Plan, the following terms have the following meanings:

                  (a) "ASA HOLDINGS" means ASA Holdings, Inc., a Georgia corporation.

                  (b) "AGREEMENT" shall have the meaning set forth in Paragraph 5 of the Plan.

                  (c) "AWARD" means the grant of an Option.

                  (d) "BOARD" means the Board of Directors of ASA Holdings.

                  (e) "COMMON STOCK" means shares of Common Stock, $.10 par value per share, of ASA Holdings.

                  (f) "DIRECTOR" shall mean a member of the Board.

                  (g) "DATE OF GRANT" means (i) with respect to discretionary Options granted in accordance with Section 5(a), the date specified by the Board as the date on which an Award shall become effective, which date shall be (A) the Effective Date, with respect to Options granted before the Effective Date, and (B) thereafter, the date concurrently with or a date following the date of the Board action approving the Award, and (ii) with respect to non-discretionary Options granted in accordance with Section 5(b), (A) the Effective Date, with respect to Options granted before the Effective Date, and (B) thereafter, January 15 (or the most recent business day prior thereto if such date is not a business day) of the year in which an Award shall become effective in accordance with Section 5 of the Plan.

                  (h) "EFFECTIVE DATE" means the date of the approval of the Plan by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, at a meeting of the shareholders of ASA Holdings.

                  (i) "EXERCISE PRICE" means the purchase price per share of Common Stock payable on exercise of an Option, as set forth in the applicable Agreement.

                  (j) "EXPIRATION DATE" means the date that is the tenth (10th) anniversary of the Date of Grant, which is the date after which the Options described in an Agreement that have not previously been exercised shall terminate, become null and void and no longer be of any force and effect.

                  (k) "FAIR MARKET VALUE" of a share of Common Stock on a given date means the closing price of a share of Common Stock on such date (or the most recent trading date prior thereto if such date is not a trading date) on the National Market of The Nasdaq Stock Market, or such national exchange, if any, as may be designated by the Board.

                  (l) "OPTION" means the right to purchase one or more shares of Common Stock upon exercise of a nonqualified stock option granted pursuant to the Plan.

                  (m) "OPTION SHARES" means the shares of Common Stock purchased pursuant to the exercise of an Option.

                  (n) "PARTICIPANT" means a person to whom an Award has been made pursuant to the Plan.

                  (o) "RULE 16B-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  (p) "TERM OF THE PLAN" means the period from the Effective Date through and including the 31st day of March, 2008.

                  (q) "TERM OF THE OPTION" means the period commencing with the Date of Grant through the date which is one day prior to the Expiration Date.

         3. Administration of the Plan. The Plan shall be administered, and Awards shall be granted hereunder, by the Board. The interpretation and construction by the Board of any provision of the Plan or of any Agreement, and any determination by the Board pursuant to any provision of the Plan or of any Agreement, shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

         4. Shares Available Under the Plan. The maximum number of shares of Common Stock that may be issued upon the exercise of Options granted under the Plan is

250,000. ASA Holdings shall reserve 250,000 shares of Common Stock for Options granted under the Plan, subject to adjustment as provided in Paragraph 7. Such shares may be shares of original issuance or treasury shares or any combination of the foregoing. Any shares of Common Stock that are subject to Options which expire or which have been surrendered, canceled or terminated without being exercised in full shall again be available for issuance under this Plan. Any shares of Common Stock surrendered to ASA Holdings by a Participant as payment of the Exercise Price upon the exercise of an Option may not be the subject of a subsequent Option. For purposes of calculating the maximum number of shares of Common Stock that may be issued under the Plan: (a) all the shares issued shall be counted when cash, immediately available funds or a check is used as full payment for shares issued upon exercise of an Option; and (b) only the net shares issued shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option.

         5. Grant, Terms and Conditions of Options. The terms and conditions of the grant of each Option shall be embodied in a written agreement (the "AGREEMENT") in a form approved by the Board which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

                  (a) Grant of Discretionary Options. The Board may grant Options to any person who is a Director and is not, and has not during the immediately preceding 12-month period been, an employee of ASA Holdings or any subsidiary thereof.

                  (b) Grant of Non-Discretionary Options. Each person who is a Director and is not, and has not during the immediately preceding 12-month period been, an employee of ASA Holdings or any subsidiary thereof, automatically shall be a Participant. Each Participant who is a Director on December 31st of any year beginning December 31, 1997, shall on the immediately succeeding Date of Grant automatically be granted an Option to acquire 2,500 Option Shares under the Plan.

                  (c) Maximum Annual Grant. The maximum number of shares of Common Stock that are the subject of Options that may be granted to any Participant in any one fiscal year of ASA Holdings is 5,000 shares.

                  (d) Terms and Conditions. The terms and conditions of the grant of Options under the Plan shall comply with the following terms and conditions:

                           i. Each Agreement shall specify the number of shares of Common Stock for which Options have been granted.

                           ii. Each Agreement shall specify the Exercise Price, which shall be the Fair Market Value of the Common Stock on the Date of Grant.

                           iii. Each Agreement shall specify that the Exercise Price shall be payable (i) in cash or other immediately available funds or by check acceptable to ASA Holdings, (ii) by the delivery or deemed delivery (based on an attestation to the ownership thereof) to ASA Holdings of shares of Common Stock already owned by the Participant that have been owned for a period of not less than six
                                    (6) months and that have an aggregate Fair
                                    Market Value on the date of exercise equal to the aggregate Exercise Price, (iii) by a broker-assisted exercise pursuant to procedures the Board may, in its sole discretion, establish from time to time, or
                                    (iv) by a combination of some or all of such methods of payment. ASA Holdings shall not loan any monies to any Participant for the purchase of any Option Shares.

                           iv. Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

                           v.       Each Option shall be immediately
                                    exercisable. Each Agreement shall specify the Expiration Date.

                           vi. In the event that a Participant shall cease to be a Director for any reason other than the Participant's death, a material disability, retirement with the consent of ASA Holdings or removal from office for cause, all Options held by the Participant pursuant to the Plan and not previously exercised at the date of such termination shall terminate and become null and void and no longer of any force or effect four (4) months following such termination, subject to the condition that no Option shall be exercisable after the Expiration Date.

                           vii. If a Participant ceases to be a Director due to a material disability or retirement with the consent of ASA Holdings, such disabled or retiring Participant shall have the right to exercise Options which have not previously been exercised at the date such Participant ceases to be a Director at any time within twelve (12) months after such termination, subject to the condition that no Option shall be exercisable after the Expiration Date. Whether a Participant ceases to be a Director due to a material disability or is considered to have retired with the consent of ASA Holdings shall be determined by the Board.

                           viii. If the Participant shall die while a Director or within a period of three (3) months after the Participant ceases to be a Director as a result of a material disability or retirement with the consent of ASA Holdings as determined in subparagraph (vii) above, such Participant's Options may be exercised in whole or in part at any time within twelve
                                    (12) months after the Participant's death, by the executor or administrators of the Participant's estate or by any person or persons who shall have acquired the Options directly from the Participant by bequest or inheritance, subject to the condition that no Option shall be exercisable after the Expiration Date.

                           ix. If a Participant is removed from the Board for cause as determined by the shareholders or the Board, the options granted to such Participant must be exercised prior to the date the Participant is formally removed.

                           x. No Option shall be transferable by a Participant other than by will or the intestacy laws of descent and distribution. Options shall be exercisable during the Participant's lifetime only by the Participant or, in the event of the death or material disability of a Participant, by the Participant's legal representative or heir of the Participant.

         6. Issuance of Certificates. Subject to Paragraph 9 below, as soon as practicable following the exercise of any Options, a certificate evidencing the number of shares of Common Stock to be issued in connection with such exercise shall be issued in the name of the Participant.

         7. Adjustments. The Board may make or provide for such adjustments (a) in the maximum number of shares of Common Stock specified in Paragraph 4, (b) in the number of shares of Common Stock covered by outstanding Options granted hereunder, or (c) in the Exercise Price applicable to such Options as the Board, in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of ASA Holdings, or from any merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or other event having an effect similar to any of the foregoing.

         8. Fractional Shares. ASA Holdings shall not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Board may provide for the elimination of fractional shares or for the settlement of fractional shares in cash.

         9. Withholding Taxes. ASA Holdings shall have the right to require any individual entitled to receive Option Shares to remit to ASA Holdings, prior to the delivery of any certificates evidencing such Option Shares, any amount sufficient to satisfy any federal, state, or local tax withholding requirements.

         10. Registration Restrictions. No Option shall be exercisable unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to such Option Shares, such Option Shares shall have been qualified under applicable state "blue sky" laws and all regulations of any securities exchange on which the Common Stock may be listed (including, without limitation for such purposes, The Nasdaq Stock Market) shall have been fully complied with and satisfied, or (ii) the Board in its sole discretion determines that such registration, qualification and compliance are not required as a result of the availability of an exemption from such registration, qualification or compliance under such laws.

         11. Stockholder Rights. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share of capital stock of ASA Holdings for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

         12. Indemnification of Board. In addition to such other rights of indemnification as they may have as Directors, members of the Board shall be indemnified by ASA Holdings against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by ASA Holdings) or paid by them in satisfaction of a judgment in any such proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for gross negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a Board member shall in writing offer ASA Holdings the opportunity at its own expense, to handle and defend the same.

         13. Amendments; Termination; Limitation in Participants Rights.

                  (a) The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that amendments shall be subject to (x) the approval of a majority of the shares of ASA Holdings' voting common stock entitled to vote if the Board determines that such approval is necessary in order for ASA Holdings to rely on the exemptive relief provided under Rule 16b-3; and (y) all other approvals which are required by law, whether regulatory, stockholder or otherwise. No amendment or termination or modification of the Plan shall in any manner affect any Option granted prior to the date of the amendment without the consent of the Participant holding the Option, except that the Board may amend or modify the Plan in a manner that (a) does affect Options granted prior to the date of the amendment if the Board determines that such amendment or modification is necessary to retain the benefits of Rule 16b-3, or (b) does not adversely affect the rights of the Participant holding the Option.

                  (b) The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with ASA Holdings, nor will it interfere in any way with any right ASA Holdings would otherwise have to terminate such Participant's employment or other service at any time.

         14. Governing Law. The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Georgia.

                                   APPENDIX B

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 1998

                               ASA HOLDINGS, INC.

      The undersigned hereby appoints JOHN W. BEISER and GEORGE F. PICKETT, and each of them, as Proxies, for and on behalf of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of ASA Holdings, Inc. that the undersigned would be entitled to vote, with all the powers that the undersigned would possess if personally present, at the Annual Meeting of the Shareholders to be held on Thursday, May 21, 1998, at 11:00 a.m., Atlanta, Georgia time, at the Renaissance Waverly Hotel, The Chambers Room, 2450 Galleria Parkway, Atlanta, Georgia or any adjournments or postponements thereof.

1.    PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT SEVEN AND TO ELECT SEVEN
      DIRECTORS.
(INSTRUCTION:  TO FIX THE NUMBER OF DIRECTORS AT A NUMBER LESS THAN SEVEN, OR TO
               WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW. FAILURE TO STRIKE THROUGH ANY NOMINEE'S NAME OR TO CHECK THE BOX BELOW TO WITHHOLD AUTHORITY FOR ALL NOMINEES WILL BE DEEMED TO GRANT AUTHORITY TO FIX THE NUMBER OF DIRECTORS AT SEVEN AND TO VOTE FOR ALL NOMINEES.)

      [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY    [ ] ABSTAIN
          (except as marked to the             for all nominees
          contrary below)                      listed below

        John W. Beiser, George J. Berry, Jean A. Mori, Parker H. Petit,
             George F. Pickett, Alan M. Voorhees, Ralph W. Voorhees

2. PROPOSAL TO ADOPT AND APPROVE THE ASA HOLDINGS, INC. 1998 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS:

      [ ] FOR                 [ ]  AGAINST                  [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND ALL NOMINEES NAMED THEREIN AND "FOR" PROPOSAL 2. THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT SEVEN AND TO ELECT ALL SEVEN NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSAL 2. THIS PROXY, IF PROPERLY EXECUTED AND DELIVERED, WILL REVOKE ALL PRIOR PROXIES.

     The undersigned hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting to be held May 21, 1998.

                              Dated_______________________________________, 1998


                              __________________________________________________
                                                                          (Seal)

                              __________________________________________________
                                                                          (Seal)

                              (Please sign exactly as your name appears hereon. If shares are registered in more than one name, each registered holder should sign. When signing as an attorney, administrator, executor, guardian, conservator, receiver or trustee, please give your full title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized officer or agent in the full name of the entity.)

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
                                                            [ ] I PLAN TO ATTEND